James River Names William “Bill” Bowman as President and Chief Executive Officer of Specialty Admitted Insurance Segment
PEMBROKE, Bermuda, December 5, 2023 -- James River Group Holdings, Ltd. (“James River” or the “Company”) (NASDAQ: JRVR) today announced that William “Bill” Bowman has been named President and Chief Executive Officer, Specialty Admitted Insurance. Mr. Bowman joined the Company in 2019 as Senior Vice President, Program Management, and has led the program and fronting business within the Specialty Admitted Insurance segment over that period. Mr. Bowman will report to Frank D’Orazio, Chief Executive Officer of the Company.
“Bill is a very accomplished executive with deep relationships with MGAs, program managers and high-quality reinsurers, and significant experience delivering profitable growth in the fronting sector,” said Frank D’Orazio, Chief Executive Officer of the Company. “He has been a critical contributor to our business for many years and I look forward to the opportunity to work with him more closely in his new role.”
“I’m thrilled for the opportunity to lead our Specialty Admitted Segment, including the Falls Lake Companies, and very excited to work more deeply with the team and Group leadership in this new role,” said Bill Bowman. “Our business has significant momentum as a leader in the programs and fronting space, an area of significant market opportunity.”
Mr. Bowman has over 35 years of deep property and casualty industry experience. Prior to joining James River in 2019, he spent a number of years in marketing and product management roles at organizations including Farmers, Bankers Financial and Integon. Mr. Bowman received a BS from Duke University and an MBA from the University of North Carolina at Chapel Hill.
Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the intent, belief or current expectations of James River and its management team, and may be identified by terms such as believe, expect, seek, may, will, should, intend, project, anticipate, plan, estimate or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those in the forward-looking statements, is contained in our filings with the U.S. Securities and Exchange Commission (“SEC”), including our most recently filed Annual Report on Form 10-K and our other documents on file with the SEC. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.
About James River Group Holdings, Ltd.
James River Group Holdings, Ltd. is a Bermuda-based insurance holding company which owns and operates a group of specialty insurance and reinsurance companies. It operates in three specialty property-casualty insurance and reinsurance segments: Excess and Surplus Lines, Specialty Admitted Insurance and Casualty Reinsurance. Each of its regulated insurance subsidiaries are rated “A-” (Excellent) by A.M. Best Company.

Visit James River Group Holdings, Ltd. on the web at www.jrvrgroup.com.
For more information contact:
Brett Shirreffs
SVP, Finance, Investments and Investor Relations
(919) 980-0524
Investors@jrvrgroup.com